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                         COMMONWEALTH OF PENNSYLVANIA
                    PENNSYLVANIA PUBLIC UTILITY COMMISSION
                   P.O. BOX 3265, HARRISBURG, PA 17105-3266

                               FEBRUARY 13, 1997             REFER TO OUR FILE

                                                                     G-00960525






JOHN L. MUNSCH ESQUIRE
WEST PENN POWER COMPANY
800 CABIN HILL DRIVE
GREENSBURG PA 15601-1689



            Affiliated Interest Agreement between
                  West Penn Power Company and
            Allegheny Power Service Corporation

To Whom It May Concern:

      This is to advise you that an Opinion and Order has been adopted by the Commission in Public Meeting on February 13, 1997, in the above entitled proceeding.

      An Opinion and Order has been enclosed for your records.

                                          Very truly yours,


                                              /s/
                                          John G. Alford, Secretary


smk
Encls.
Cert.Mail


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                                 PENNSYLVANIA
                           PUBLIC UTILITY COMMISSION
                           Harrisburg, PA 17105-3265

                                    Public Meeting held February 13, 1997

Commissioners Present:

            John M. Quain, Chairman
            Lisa Crutchfield, Vice Chairman
            John Hanger, Statement attached
            David W. Rolka
            Robert K. Bloom

Docket No.
Affiliated Interest Agreement Between WestG-00960525
Penn Power Company, Allegheny Power Service
Corporation and Other Operating Affiliates

                               OPINION AND ORDER

BY THE COMMISSION:

            On November 8, 1996, an Affiliated Interest Agreement
("Agreement") between West Penn Power Company ("West Penn"), Allegheny Power Service Corporation ("APSC") and its affiliates was filed to become effective on December 8, 1996. On December 5, 1996, the Commission extended the period for consideration of this Agreement to February 14, 1997.

            This is an Agreement that amends a current affiliated interest agreement between West Penn and APSC. This Agreement also seeks approval of a new service agreement between West Penn and its other operating affiliates (Monongahela Power Company and Potomac Edison).

            The original Service Agreement was approved by the Commission at Docket No. G-00930363. The existing Agreement addresses the arrangement where APSC provides accounting, reporting and other management services to the operating companies. This Agreement is being revised in order to define new responsibilities and services which will be provided by APSC to West Penn and its affiliates under Allegheny Power System's reorganization.

            In addition to revising the existing Service Agreement, this Agreement seeks approval of a new Service Agreement among West Penn, Monongahela and Potomac Edison. This is an Agreement whereby each Company offers to furnish to any of the other affiliated companies a variety of services including office services, operations services, customer service center services and mail payment services.

            Any service provided by one Company to another will be provided for at cost. Cost will be calculated as the sum of facilities charges, working capital charges, all labor charges, payroll overheads, out-of-pocket expenses, and any overheads associated with out-of-pocket expenses.

            This Agreement enables centralized services to be provided for activities that are deemed to be more efficient when centralized. Customers will benefit as a result of the economies derived by these centralizations.

            The subject Agreement is filed in accordance with the requirements of Section 2102(b) of the Public Utility Code, 66 Pa. C.S. 2102(b).

            We have examined the Agreement and have determined that it appears to be reasonable and consistent with the public interest;
however, approval of the Agreement does not preclude us from investigating, during any formal proceeding, the reasonableness of charges incurred under the Agreement;
THEREFORE,

IT IS ORDERED:

            1. That the Affiliated Interest Agreement between West Penn Power Company, Allegheny Power Service Corporation and other Operating Affiliates filed on November 8, 1996, be and hereby is, approved.

            2. That acceptance does not preclude the Commission from investigating during any formal proceeding the reasonableness of charges incurred under the Agreement.

            3.  That this Docket No. G-00960525 be marked closed.

                                          BY THE COMMISSION


                                              /s/
                                          John G. Alford,
                                          Secretary

(SEAL)

ORDER ADOPTED:  February 13, 1997

ORDER ENTERED:  FEB 13 1997

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                    PENNSYLVANIA PUBLIC UTILITY COMMISSION
                           Harrisburg, Pennsylvania

AFFILIATED INTEREST AGREEMENT                         PUBLIC MEETING-
BETWEEN WEST PENN POWER COMPANY,                      FEBRUARY 13, 1997
ALLEGHENY POWER SERVICE CORPORATION                   FEB-97-FUS-1030*
AND ITS AFFILIATES                                    DOCKET NO.
                                                      G-00960525


                     STATEMENT OF COMMISSIONER JOHN HANGER

            The subject affiliated interest agreement is a continuation of an agreement which has been in effect since 1993 in which West Penn and the other APS companies perform certain regulated utility services for each other. Since 1993, the APS companies have been able to operate more efficiently by consolidating and avoiding duplication of these services. The modifications at this time expand the services slightly and reflect recent corporate reorganization, but do not change the basic scope or nature of the consolidated services. Approval of these efficiencies has been, and continues to be, in the public interest.

            Since 1993, West Penn and APS have demonstrated actual experience with specific services. These agreements do not raise any issues concerning the interaction of West Penn and unregulated competitive market services.




                                                   /s/
        DATED                                   JOHN HANGER, COMMISSIONER